CompuDyne Announces Appointment of Albert R.
            Dowden to Board; Former CEO of Volvo Group North America


    ANNAPOLIS, Md.--(BUSINESS WIRE)--April 7, 2005--CompuDyne Corporation (NASDAQ:CDCY), an industry leader in sophisticated security products, integration and technology for the public security markets, announced that its Board of Directors had appointed Albert R. Dowden to the CompuDyne Board to replace the late Millard Pryor, Jr. Mr. Dowden was recommended to the company's Governance and Nominating Committee by a CompuDyne stockholder who is unaffiliated with Mr. Dowden and the Committee determined that he was an attractive candidate to present to the CompuDyne Board. Mr. Dowden will also be proposed for election to a full term as Director at the company's next annual meeting. Mr. Dowden will also be joining the company's Audit Committee.
    Mr. Dowden is a director of AIM/Invesco Funds, Annuity & Life Re (Holdings) Ltd, Cortland Trust, Magellan Insurance Company, and The Boss Group. Mr. Dowden was with Volvo North America from 1974 to 1998, retiring as President, Chief Executive Officer; Director of Volvo Group North America, Inc.; and Senior Vice President of AB Volvo. Prior to that Mr. Dowden was an attorney with Rogers & Wells (now Clifford, Chance) in New York City. Mr. Dowden has also served on the Boards of The Hertz Corporation, Genmar Corporation, and National Media Corporation.
    "We are very pleased to be able to add a Director with Rick Dowden's vast experience in corporate management, corporate governance, and law," said Martin Roenigk, Chairman and CEO of CompuDyne. "Rick also brings a commercial perspective that will serve us well as we work to expand our security solutions into the commercial marketplace."

    Certain statements made in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements concerning the Company's expectations with respect to future operating results and other events. Although the Company believes it has a reasonable basis for these forward-looking statements, these statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the security market, competitive factors, pricing measures, regulatory requirements, the Company's ability to secure new contracts, risks associated with internal control weaknesses identified in complying with Section 404 of Sarbanes-Oxley, costs related to potential acquisitions, the level of product returns, the costs associated with work to be performed pursuant to Section 404, and the risks inherent in CompuDyne's business and future uncertainties which are further described in its filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.



    CONTACT: CompuDyne Corporation
             Investor Relations:
             Geoffrey F. Feidelberg, 410-224-4415 ext. 313 investors.relations@compudyne.com